Exhibit 99.1

CEVA, Inc. Announces Third Quarter 2020 Financial Results

●	Total revenue of $25.0 million, up 6% year-over-year, record high for third quarter revenue
●	Record high royalty revenue contribution from base station & IoT product category up 86% sequentially and 105% year-over-year
●	Strategic licensing agreement for ADAS with one of the largest automotive semiconductor companies, reinforcing our market leadership for automotive processor IP

MOUNTAIN VIEW, Calif., November 5, 2020 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, today announced its financial results for the third quarter ended September 30, 2020.

Total revenue for the third quarter of 2020 was $25.0 million, a 6% increase compared to $23.5 million reported for the third quarter of 2019. Third quarter 2020 licensing and related revenue was $12.4 million, an increase of 10% when compared to $11.3 million reported for the same quarter a year ago. Royalty revenue for the third quarter of 2020 was $12.5 million, an increase of 3% when compared to $12.2 million reported for the third quarter of 2019.

Thirteen license agreements were concluded during the quarter, of which eight were for smart sensing products and five were for connectivity products. Six of the agreements were with first-time customers. Customers’ target applications include ADAS, digital imaging, true wireless stereo earbuds, digital conferencing systems for home office upgrades and a range of other smart IoT devices. Geographically, six of the deals signed were in APAC, four in the U.S, and three were in China.

Gideon Wertheizer, CEO of CEVA, stated: “Our third quarter results are a firm endorsement of our technology strengths and the hard work of our employees. We have made tremendous progress in our base station and IoT product category, whose royalty revenues grew 86% sequentially and 105% year-over-year, reflecting the fast deployment of 5G base stations in China and record contributions from our Bluetooth, Wi-Fi and sensor fusion technologies. We continue to capitalize on our broad portfolio and industry reach to expand our customer base and future royalty potential. Of note, we signed a strategic agreement with a leading automotive semiconductor player for driver assistance capabilities in new cars, further reinforcing our leadership position in this highly lucrative market.”

GAAP net loss for the third quarter of 2020 was $0.7 million, as compared to a GAAP net income of $0.8 million reported for the same period in 2019. GAAP diluted loss per share for the third quarter of 2020 was $0.03, as compared to a GAAP diluted earnings per share of $0.03 for the same period in 2019. Third quarter 2020 financials included a $1 million tax expense due to withholding tax which cannot be utilized in future years. Third quarter 2019 financials included a tax benefit of approximately $1 million as a result of the successful conclusion of a tax audit.

Non-GAAP net income and diluted earnings per share for the third quarter of 2020 decreased 29% and 27%, respectively, to $3.6 million and $0.16, respectively, from $5.1 million and $0.22 reported for the third quarter of 2019. Non-GAAP net income and diluted earnings per share for the third quarter of 2020 excluded: (a) equity-based compensation expenses, net of taxes, of $3.7 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies. Non-GAAP net income and diluted earnings per share for the third quarter of 2019 excluded: (a) equity-based compensation expense, net of taxes, of $2.6 million, (b) the impact of the amortization of acquired intangibles of $0.8 million associated with the acquisitions of RivieraWaves and the Hillcrest Labs business, and investments in NB-IoT and Immervision technologies, and (c) deal expenses and write-off of an acquired lease associated with the Hillcrest Labs transaction of $0.8 million.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “We are pleased with our strong financial performance in the third quarter, the highest third quarter revenue on record. The royalty contribution from base station & IoT product category was a record $7.9 million, derived from an all-time quarterly high 200 million units shipped in this product category. At the end of the quarter, our cash and cash equivalent balances, marketable securities and bank deposits were approximately $153 million, with no debt.”

CEVA Conference Call

On November 5, 2020 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/37971. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10148556) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 12, 2020. The replay will also be available at CEVA's web site www.ceva-dsp.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about (i) optimism associated with CEVA’s base station and IoT product category that capitalizes on the fast deployment of 5G base stations in China and record contributions from its Bluetooth, Wi-Fi and sensor fusion technologies, (ii) capitalizing on CEVA’s broad portfolio and industry reach to expand its customer base and future royalty potential, and (iii) reinforcing CEVA’s leadership position in the highly lucrative automotive semiconductor market. The risks, uncertainties and assumptions that could cause differing CEVA results include: the scope and duration of the COVID-19 pandemic; the extent and length of the restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our continued success in penetrating new markets and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies. We offer Digital Signal Processors, AI processors, wireless platforms and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence, all of which are key enabling technologies for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial and IoT. Our ultra-low-power IPs include comprehensive DSP-based platforms for 5G baseband processing in mobile and infrastructure, advanced imaging and computer vision for any camera-enabled device and audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and IMU solutions for AR/VR, robotics, remote controls, and IoT. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For wireless IoT, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax) and NB-IoT. Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$12,420	$11,269	$40,445	$33,084
Royalties	12,540	12,202	31,736	25,756

Total revenues	24,960	23,471	72,181	58,840

Cost of revenues	2,503	2,767	8,259	7,283

Gross profit	22,457	20,704	63,922	51,557

Operating expenses:
Research and development, net	15,603	13,873	45,695	38,593
Sales and marketing	2,711	2,832	8,772	8,809
General and administrative	3,566	3,509	10,893	8,360
Amortization of intangible assets	575	757	1,732	1,177

Total operating expenses	22,455	20,971	67,092	56,939

Operating income (loss)	2	(267)	(3,170)	(5,382)
Financial income, net	1,020	603	2,689	2,299

Income (loss) before taxes on income	1,022	336	(481)	(3,083)
Income tax expense (benefit)	1,761	(439)	2,533	(49)

Net income (loss)	$(739)	$775	$(3,014)	$(3,034)

Basic net income (loss) per share	$(0.03)	$0.04	$(0.14)	$(0.14)
Diluted net income (loss) per share	$(0.03)	$0.03	$(0.14)	$(0.14)
Weighted-average shares used to compute net income (loss) per share (in thousands):
Basic	22,163	21,953	22,059	21,936
Diluted	22,163	22,404	22,059	21,936

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$(739)	$775	$(3,014)	$(3,034)
Equity-based compensation expense included in cost of revenues	159	168	473	464
Equity-based compensation expense included in research and development expenses	1,770	1,494	5,115	4,314
Equity-based compensation expense included in sales and marketing expenses	533	362	1,496	1,112
Equity-based compensation expense included in general and administrative expenses	1,084	728	2,986	1,957
Income tax (benefit) expense related to equity-based compensation expenses	124	(129)	(60)	(473)
Amortization of intangible assets, net of taxes, related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies and deal costs and write off of an acquired lease related the Hillcrest Labs transaction	684	1,680	2,061	2,258
Non-GAAP net income	$3,615	$5,078	$9,057	$6,598

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) and earning per share (in thousands)	22,163	22,404	22,059	21,936
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	1,004	489	983	850

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	23,167	22,893	23,042	22,786

GAAP diluted income (loss) earnings per share	$(0.03)	0.03	$(0.14)	$(0.14)
Equity-based compensation expense, net of taxes	$0.16	$0.12	$0.44	$0.32
Amortization of intangible assets, net of taxes, related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies and deal costs and write off of an acquired lease related the Hillcrest Labs transaction	$0.03	$0.07	$0.09	$0.11
Non-GAAP diluted earnings per share	$0.16	$0.22	$0.39	$0.29

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	September 30,	December 31,
	2020	2019 (*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$22,067	$22,803
Marketable securities and short-term bank deposits	119,664	121,782
Trade receivables, net	15,538	11,066
Unbilled receivables	13,441	17,241
Prepaid expenses and other current assets	6,888	5,660
Total current assets	177,598	178,552
Long-term assets:
Bank deposits	11,376	5,368
Severance pay fund	9,624	9,881
Deferred tax assets, net	12,317	10,605
Property and equipment, net	8,084	7,879
Operating lease right-of-use assets	10,824	11,066
Goodwill	51,070	51,070
Intangible assets, net	11,481	13,424
Other long-term assets	9,190	9,176
Total assets	$301,564	$297,021

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$862	$701
Deferred revenues	2,777	3,642
Accrued expenses and other payables	3,421	3,660
Accrued payroll and related benefits	15,991	15,894
Taxes payable	335	88
Operating lease liabilities	2,505	2,393
Total current liabilities	25,891	26,378

Long-term liabilities:
Accrued severance pay	10,328	10,551
Operating lease liabilities	7,960	8,273
Other accrued liabilities	814	662
Total liabilities	44,993	45,864

Stockholders’ equity:
Common stock	22	22
Additional paid in-capital	230,032	228,005
Treasury stock	(30,754)	(39,390)
Accumulated other comprehensive income	361	94
Retained earnings	56,910	62,426
Total stockholders’ equity	256,571	251,157
Total liabilities and stockholders’ equity	$301,564	$297,021

(*) Derived from audited financial statements